EXHIBIT 99
SECURED PROMISSORY NOTE

$2,500,000.00	Minnetonka, Minnesota
October 8, 2007
     For value received, NewSight Corporation, a Delaware corporation with offices located at 2 Park Avenue, 18th Floor, New York, NY 10016 (“Debtor”), promises to pay to Wireless Ronin Technologies, Inc., a Minnesota corporation with offices located at Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345 (the “Holder”), the principal sum of $2,500,000.00, or such lesser sum as the Holder has advanced to Debtor and which is recorded on the books and records of Holder and the Debtor. Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to eight percent (8%) per annum, compounded annually. This Note is subject to the following terms and conditions and to the terms and conditions of that Security Agreement by and between Debtor, Holder and Prentice Capital Management, LP of even date herewith (the “Security Agreement”).
     1. Maturity. Principal and any accrued but unpaid interest under this Secured Promissory Note (this “Note”) shall be due and payable on December 31, 2007; provided, however that such amounts shall be earlier due upon demand by the Holder in the event of (i) a default by Debtor, (ii) at such time of a “New Financing” (the earliest of which dates shall be deemed the “Maturity Date”). The term “default” shall be defined in the Security Agreement and as “default” is defined below. The term “New Financing” shall be defined by the Security Agreement. Notwithstanding anything else written in this Note or in the Security Agreement, the principal and any accrued but unpaid interest under this Note shall be payable no later than December 31, 2007.
     2. Payment. Payment of the entire amount of the principal plus unpaid interest shall be due and payable on the Maturity Date. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to Debtor; provided, however, that unless and until Holder provides Debtor with written notice to the contrary, all payments shall be made to the address for Holder stated above. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made at any time without penalty.
     3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Holder may assign, pledge, or otherwise transfer this Note without the prior written consent of Debtor so long as such assignment, pledge or transfer is in accordance with applicable securities laws. The Debtor hereby waives any notice of the transfer of this Note by Holder or by any subsequent holder of this Note, agrees to remain bound by the terms of this Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of this Note.
     4. Default; Expenses. In the event of default, Debtor agrees to pay all costs and expenses incurred by the Holder, including all reasonable attorney fees for the collection of this Note.
     5. Events of Default. In the event that Debtor breaches any condition relating to any security, security agreement, note, mortgage or lien granted as collateral security for this Note (and such breach is not cured within five business days following written notice from the Holder), seeks relief under the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.
     6. Modification; Waiver. No modification or waiver of any of the terms of this Note shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     7. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Minnesota, without giving effect to principles of conflicts of law.
     8. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.
     9. Security Interest. This Note is secured by certain assets of Debtor in accordance with a separate Security Agreement (the “Security Agreement”) of even date herewith between Debtor, Holder and Prentice Capital Management, LP, as collateral agent for certain affiliated entities. In case of an Event of Default (as defined in the Security Agreement), Holder shall have the rights set forth in the Security Agreement.

NewSight Corporation (“Debtor”)
By:	/s/ Robert K. Stewart
Name Printed: Robert K. Stewart
	Title:	Chief Financial Officer

AGREED TO AND ACCEPTED:

Wireless Ronin Technologies, Inc.
By:	/s/ Jeffrey C. Mack
Name Printed: Jeffrey C. Mack
	Title:	Chief Executive Officer and President